Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	At The Investor Relations Company:
Robert L. Johnson, President & CEO	Karl Plath or Woody Wallace
706-645-1391	847-296-4200
bjohnson@charterbank.net	kplath@tirc.com or wwallace@tirc.com

CHARTER FINANCIAL REPORTS Q3 EARNINGS

•	Loan Balances Increase $8.1 million From Q2

•	Book Value Per Share Up $0.42 From Q2

•	Conference Call Today At 2 P.M. EDT

WEST POINT, Georgia, July 26, 2004—Charter Financial Corporation (NASDAQ: CHFN) today reported third-quarter net income of $1.9 million, or $0.10 per share, compared with $544,000, or $0.03 per share, a year earlier. Net income for the nine months ended June 30, 2004, was $5.8 million, or $0.30 per share, compared with $1.2 million or $0.06 per share, for the prior year period.

Current quarter net income was slightly less than the preceding quarter because Charter Financial did not sell any shares of Freddie Mac stock in the current quarter compared to sales resulting in $592,000 of gain on sale in the quarter ending March 31, 2004 which contributed to net income of $2.2 million for the March quarter.

“We continued to build our retail franchise,” said Robert L. Johnson, president and chief executive officer. “Our net loan balances increased by $8.1 million from March 31, 2004 to $311.6 million at June 30, 2004. We also started construction on our second LaGrange branch, which we plan to open around the first of the year. Additionally, credit quality remained strong as net recoveries enabled us to maintain our allowance for loan losses at 2.08 percent of loans with no additional provision.”

Third quarter net interest income increased $40,000 from the second quarter to $5.5 million, the result of increased interest income from higher loan balances, partially offset by the cost of funding those loans.

Noninterest income for the third quarter decreased $715,000 from the second quarter to $1.1 million, primarily because of a $592,000 gain on sale of Freddie Mac stock in the March quarter with no gain in the current quarter.

Noninterest expense was down $171,000 from the second quarter to $4.1 million. Decreases in occupancy, marketing, net cost of real estate owned, compensation, and professional services expenses were partially offset by an increase in other general and administrative expenses.

Income tax expense of $605,000 for the third quarter was down $170,000 compared to the second quarter, primarily due to lower pretax income. The effective tax rate was 24.4 percent in the third quarter versus 26.0 percent for the second quarter.

In fiscal 2003, Charter Financial initiated a pilot program of writing covered call options on 250,000 shares of its Freddie Mac common stock to enhance the yield on its Freddie Mac stock portfolio. During the third quarter, Charter Financial had a $2,000 loss on the writing of call options and there were no options exercised and thus no shares of Freddie Mac stock were sold. On a consolidated basis, Charter Financial owns 4.62 million shares of Freddie Mac common stock with a pre-tax unrealized gain of approximately $286.2 million at June 30, 2004.

“We were pleased that we were able to create value for our shareholders through the increase in the regular quarterly dividend to 25 cents.” Johnson said. Charter Financial increased its dividend to 25 cents from 20 cents in its dividend paid June 29.

Capital remained strong with equity at $261.0 million, or 24.45 percent of total assets. Book value per share increased to $13.44 from $13.02 for the second quarter, primarily due to the increase in accumulated other comprehensive income, with the increase attributable to the increase in the market value of Freddie Mac’s common stock from $59.06 per share at March 31, 2004 to $63.30 per share at June 30, 2004. CharterBank’s core capital was 9.08 percent at June 30, 2004.

At June 30, 2004, Charter Financial had assets of $1.1 billion, up $51.8 million from March 31, 2004. Net loans outstanding were $311.6 million, up $8.1 million from March 31, 2004 and $19.0 million from September 30, 2003. Retail deposits were $243.1 million compared with $245.3 million at March 31, 2004 and $229.6 million at September 30, 2003 and core deposits were $130.3 million compared with $130.0 million at March 31, 2004. Total equity was $261.0 million at June 30, 2004 compared to $252.9 million at March 31, 2004 and $230.4 at September 30, 2003.

The third-quarter earnings conference call and webcast will be this afternoon, at 2:00 p.m. EDT. To listen to and participate in the live questions-and-answers exchange, please call the following telephone number at least five minutes prior to the start time:

Audio Dial in number: (706) 645-9261

Website link: http://www.viavid.net/detailpage.aspx?sid=00001D63

Go to the Corporate/Investor Relations menu and select Investor Teleconference

The call is live then archived for three months.

Replay Dial in number: (706) 645-9261, Conference ID: 8959368. Available until August 9, 2004

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. In October 2001, Charter Financial Corporation and subsidiary CharterBank completed their reorganization into a mutual holding company structure and the related initial public offering of the Company’s common stock. CharterBank is headquartered in West Point, Georgia, and operates eight full-service branches on the I-85 corridor from LaGrange, Georgia to Auburn, Alabama. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release may contain “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Selected Financial Data (in thousands except share data):

	At June 30, 2004	At March 31, 2004	At September 30, 2003
	Unaudited
Total Assets	$1,067,732	$1,015,957	$1,000,495
Loans Receivable, Net	311,590	303,446	292,553
Mortgage Securities Available for Sale	383,636	374,084	394,432
Freddie Mac Common Stock	292,478	272,887	242,904
Other Investment Securities	21,877	20,375	21,629
Retail Deposits	243,068	245,309	229,649
Core Deposits	130,250	130,002	99,546
Total Deposits	293,003	291,001	279,386
Deferred Income Taxes	105,290	100,859	88,196
Borrowings	392,969	358,167	388,441
Realized Stockholders’ Equity*	89,881	88,856	86,419
Accumulated Other Comprehensive Income**	171,131	164,082	143,940
Total Equity	261,012	252,938	230,359

Book Value per Share	$13.44	$13.02	$11.87
Tangible Book Value per Share	13.13	12.71	11.55

Minority Shares Outstanding	3,570,550	3,569,850	3,552,050
Total Shares Outstanding – at Quarter End	19,428,474	19,427,774	19,409,974
Weighted Average Total Shares Outstanding - Basic	19,421,990	19,418,770	19,478,388
Weighted Average Total Shares Outstanding – Fully Diluted	19,456,345	19,456,818	19,482,326

*	Includes Total Stockholders Equity less Accumulated Other Comprehensive Income.
**	Includes unrealized gains and losses on Freddie Mac common stock and other investment securities adjusted for income taxes at a tax rate of 38.6%

Selected Operating Data (in thousands except share data):

	Three Months Ended			Nine Months Ended
	June 30,		March 31, 2004	June 30,
	2004	2003		2004	2003
	Unaudited
Total Interest Income	$9,662	$8,545	$9,443	$28,574	$25,511
Total Interest Expense	4,202	4,594	4,023	12,518	14,326

Net Interest Income	5,460	3,951	5,420	16,056	11,185
Provision for Loan Losses	—	—	—	30	—

Net Interest Income after Provision for Loan Losses	5,460	3,951	5,420	16,026	11,185
Noninterest Income	1,129	1,468	1,844	4,520	3,771
Noninterest Expense	4,112	4,795	4,283	12,795	13,568

Income before Income Taxes	2,477	624	2,981	7,751	1,388
Income Tax Expense	605	80	775	1,958	181

Net Income	$1,872	$544	$2,206	$5,793	$1,207

Earnings per Share	$0.10	$0.03	$0.11	$0.30	$0.06
Earnings per Share – Fully Diluted	0.10	0.03	0.11	0.30	0.06
Cash Dividends per Share***	0.25	0.20	0.40	0.85	0.40

Net Charge-offs (Recoveries)	(118)	264	222	172	318
Deposit Fees	625	463	673	1,860	1,222
Gain on Sale of Loans	345	886	310	897	2,118
Gain on Sale of Freddie Mac Common Stock	—	—	592	1,125	—
Gain (loss) on Covered Calls Related to Freddie Mac Common Stock	(2)	11	81	138	11

***	First Charter, MHC has waived its portion of these dividends, resulting in payment only to the minority stockholders.

Performance Ratios:

	Three Months Ended			Nine Months Ended
	June 30,		March 31, 2004	June 30,
	2004	2003		2004	2003
	Unaudited
Return on Equity	3.05%	0.89%	3.46%	3.15%	0.64%
Return on Assets	0.72	0.22	0.85	0.75	0.17
Net Interest Margin	2.16	1.64	2.13	2.12	1.57
Loan Loss Reserve as a % of Total Loans	2.08	2.49	2.10	2.08	2.49
Loan Loss Reserve as a % of Nonperforming Assets	114.29	137.22	103.46	114.29	137.22
Nonperforming Assets as a % of Total Loans and REO	1.82	1.81	2.02	1.82	1.81
Net Chargeoffs (Recoveries) as a % of Average Loans	(0.04)	0.10	0.07	0.06	0.13
Nonperforming Assets to Total Assets	0.54	0.51	0.62	0.54	0.51
Bank Core Capital Ratio	9.08	8.81	9.38	9.08	8.81
Dividend Payout Ratio	46.31	124.74	61.27	50.20	116.91